Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, MA 01420

We hereby consent to the incorporation by reference in the respective Registration Statements on Form S-8 (No. 333-130678 and No. 333-120329) and on Form S-3 (No. 333-115251) of Arrhythmia Research Technology, Inc., and in the prospectus constituting part of such registration statements of our audit report dated March 4, 2005, relating to the consolidated financial statements of Arrhythmia Research Technology, Inc. as of and for the year ended December 31, 2004 appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ BDO Seidman, LLP
Gardner, Massachusetts
March 30, 2006